Exhibit 99.3

NEWS RELEASE

HECLA TO OFFER SENIOR NOTES

FOR IMMEDIATE RELEASE

June 28, 2017

COEUR D’ALENE, IDAHO — Hecla Mining Company (NYSE:HL) today announced its intention to offer (the “Offering”), subject to market and other conditions, $500 million of Senior Notes due 2025 (the “Notes”).

The Notes will be fully and unconditionally guaranteed by certain of the Company’s subsidiaries. The Company intends to use the net proceeds from the Offering, together with cash on hand, to pay the purchase price and tender premium for up to all $506.5 million aggregate principal amount outstanding of its 6.875% Senior Notes due 2021 (the “2021 Notes”) that are validly tendered (and not validly withdrawn) by holders and accepted by the Company in connection with the cash tender offer that it commenced on June 28, 2017 (the “Concurrent Tender Offer”) and to pay the redemption price to redeem any of the 2021 Notes that are not so tendered in the Concurrent Tender Offer.

The Notes will only be offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. Upon the closing of the offering of the Notes, the Company, the guarantors of the Notes and the initial purchaser will enter into a registration rights agreement pursuant to which the Company and the guarantors will agree to file a registration statement with respect to an offer to exchange the Notes for a new issue of Notes of the same series registered under the Securities Act.

The Concurrent Tender Offer is being made on the terms and subject to the conditions set forth in an Offer to Purchase dated June 28, 2017, which is being sent to holders of the 2021 Notes. This news release shall not constitute an offer to sell or a solicitation of an offer to purchase the 2021 Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. In addition, this news release does not constitute a notice of redemption of the 2021 Notes under the optional redemption provisions of the indenture governing the 2021 Notes.

This news release shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act. This news release shall not constitute a notice of redemption for purposes of the 2021 Notes.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho and Mexico, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in seven world-class silver and gold mining districts in the U.S., Canada, and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Cautionary Statements Regarding Forward Looking Statements

Statements made or information provided in this news release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws. Such forward-looking statements or forward-looking information include without limitation, statements regarding the Company’s intentions, expectations or beliefs regarding (i) the Company’s intention to offer the Notes, subject to market and other conditions and (ii) the Company’s intention to use the proceeds of the Offering, together with cash on hand, to repurchase the 2021 Notes that are validly tendered (and not validly withdrawn) by holders and accepted by the Company, to pay the redemption price to redeem any of the 2021 Notes that are not so tendered, and to pay related fees and expenses in connection with the offering. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, adverse conditions in the United States or global capital markets, other adverse conditions in the United States or global economy, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results; including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration, and with respect to Hecla’s non-operating and exploration properties, that few properties that are explored are ultimately developed into producing mines. Refer to the Company’s Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Mike Westerlund

Vice President, Investor Relations

800-HECLA91 (800-432-5291)

Email: hmc-info@hecla-mining.com

Website: www.hecla-mining.com